Exhibit 99.1
For Immediate Release
WSI Industries Reports 45% Increase in First Quarter Sales
January 9, 2008—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2008 first quarter ending November 25, 2007 of $5,975,000, an increase of 45% over the prior year amount of $4,129,000. Net income for the fiscal 2008 first quarter was $387,000 or $.14, an increase of $250,000 over the prior year net income of $137,000 or $.05 per share. Included in the fiscal 2008 first quarter income was a gain on sale of equipment which contributed $98,000 to pre-tax income.
Michael J. Pudil, president and chief executive officer, commented: “We took another significant step forward as shown by our results from our fiscal 2008 first quarter. Our sales were up 45% from the prior year quarter. We also experienced double digit sales percentage increases in both our recreational vehicle market and energy businesses versus the fiscal 2007 fourth quarter. Our net income excluding the gain on sale of equipment more than doubled over the prior year. ” Pudil went on to say: “Our energy business maintained its growth as sales exceeded $1.4 million for the fiscal 2008 first quarter. As previously reported, we continue to believe that we will have sales in fiscal 2008 of $10-$11 million in this business alone. In addition, we are very pleased with our results as we feel our investment in new equipment and technology over the past year as well as the addition of key employees has paid off. We are positive about the future and believe that we will show continued improvement going forward.”
The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable February 6, 2008 to holders of record on January 23, 2008.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
In thousands, except per share amounts

	First quarter ended
	November 25,	November 26,
	2007	2006
Net Sales	$5,975	$4,129
Cost of products sold	4,856	3,418

Gross margin	1,119	711
Selling and administrative expense	577	462
Gain on sale of equipment	(98)	—
Interest and other income	(22)	(16)
Interest and other expense	67	45

Earnings from operations before income taxes	595	220
Income taxes	208	83

Net earnings	$387	$137

Basic earnings (loss) per share	$0.14	$0.05

Diluted earnings (loss) per share	$0.14	$0.05

Weighted average number of common shares outstanding	2,724	2,681

Weighted average number of dilutive common shares outstanding	2,804	2,716
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	November 25,	November 26,
	2007	2006
Assets:
Total Current Assets	$6,882	$5,219
Property, Plant, and Equipment, net	5,565	3,493
Intangible Assets, net	3,079	3,631

Total Assets	$15,526	$12,343

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,078	$2,187
Long-term debt	4,243	2,612
Shareholders’ equity	8,205	7,544

Total Liabilities and Shareholders’ Equity	$15,526	$12,343